UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2013

Intelligent Living Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-26777	77-0532590
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20801 Biscayne Blvd, Suite 403
Miami, FL 33180
(Address of Principal Executive Offices) (Zip Code)

866.326.3000
(Registrant’s telephone number, including area code)

200 S. Andrews Ave, Suite 703B
Fort Lauderdale, FL 33301
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Strategy Officer

On September 6, 2013, the Board of Directors approved the appointment of L. Josha Eikov as Chief Strategy Officer for the Company.  On September 6, 2013, Mr. Eikov accepted the appointment and agreed to serve as Chief Strategy Officer for the Company.  Mr. Eikov has agreed to be compensated $120,000 per year to serve as President for the company.

L. JOSH EIKOV

Josh Eikov joins as Chief Strategy Officer and is a technology and business strategist with over 20 years of C-Level global strategic leadership in implementing turnarounds, creatively solving problems, integrating acquisitions, developing sales forces, expanding geographic coverage, and diversifying product and service offerings. Just prior to his engagement by Intelligent Living Inc. Mr. Eikov was the CEO and Managing Director of Baron General Capital LLC a merchant banking and corporate consultancy and CEO of Tranzistor Systems LLC. Previous to Baron General Josh helped clients such as Target Email Direct a provider of interactive and email marketing products and services in a turnaround and expansion program as their Interim CTO and he was the Chief Strategist at eBRANDsolutions, a branding and marketing firm that consulted to the Global 1000 on issues of eBusiness, product design, digital marketing and branding and international brand expansion. Josh was the Founder and CEO of i-Titan Communications Networks, a manufacturer and designer of wireless broadband products.

Josh attended East Stroudsburg University and the Advanced Management Program at Harvard University and has a Certificate from the Executive Compliance Program at Tulane Law School. Josh has also received a certificate in Negotiation from the University of Windsor Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 9, 2013	Intelligent Living Inc.

	By	/s/Victoria Rudman
Name: Victoria Rudman Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description